UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012 (May 10, 2012)

AXION INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, New Jersey (Address of principal executive offices)	07974 (Zip Code)

Registrant’s telephone number, including area code: (908) 542-0888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 10, 2012, Donald W. Fallon, our chief financial officer, in consultation with our board of directors, concluded that reliance should no longer be afforded to the Company’s financial statements for the interim period ended September 30, 2011 and for the fiscal year ended December 31, 2011. It came to Mr. Fallon’s attention that the Company failed to properly record a derivative liability related to the potential issuance of approximately 3.8 million warrants exercisable at a price of $1.00 per share. These warrants were to be issued to the holders of the Company's 10% convertible preferred stock if the Company failed to achieve at least $10,000,000 in sales revenue for 2011. In addition, the December 31, 2011 financial statements failed to reflect the financial impact of the adjustment from $1.25 to $1.00 of the conversion price under the Company's outstanding 10% convertible preferred stock again as a result of the failure to achieve 2011 sales revenue of at least $10,000,000.

The Company, through Mr. Fallon, discussed the issues described above with RBSM, LLP, the Company’s independent accountant for all quarterly reporting periods in December 31, 2011 and for the fiscal year then ended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 14, 2012	AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Donald W. Fallon
Donald W. Fallon Chief Financial Officer